UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2006
MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona		85283

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:      (480) 894-6311
None

(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

7.01 Regulation FD Disclosure.
MOBILE MINI, INC. ANNOUNCES 2007 GUIDANCE
SIGNATURES

7.01 Regulation FD Disclosure.
On December 12, 2006, Mobile Mini, Inc. (the “Company”) issued a press release, as set forth below, related to expected operating results in 2007. The Company defines EBITDA as earnings before interest expense, debt restructuring costs, provision for income taxes, depreciation and amortization.
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. ANNOUNCES 2007 GUIDANCE
Tempe, AZ — December 12, 2006 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported that it expects continued growth and improved operating results in 2007.
Management is projecting that for 2007:
•	Leasing revenues should be between $285 million and $290 million;

•	EBITDA before share based compensation expense should be in the $139 million to $142 million range;

•	Net income before share based compensation expense is anticipated to be between $56.5 million and $58.5 million; and,

•	Diluted earnings per share before share based compensation expense is anticipated to be between $1.52 and $1.57.
Mobile Mini’s earnings guidance for 2007 excludes approximately $3.6 million before tax or $0.07 per diluted share after tax to reflect the impact of SFAS 123(R) applicable to stock based compensation; in 2006 the impact of SFAS 123(R) is expected to be approximately $0.07 per diluted share after tax. 2007 diluted earnings per share guidance has been calculated on approximately 6% more diluted shares than estimated for 2006, primarily as a result of the 4.6 million shares that Mobile Mini sold in a public offering in March 2006.
As previously announced, Mobile Mini expects 2006 pro forma EBITDA of between $118 million and $119 million and pro forma diluted earnings per share in the $1.36 to $1.37 range. The pro forma figures are adjusted to take into account the effect of the aforementioned $0.07 per diluted share after tax impact of SFAS 123(R) and debt extinguishment expense of approximately $0.11 per diluted share in 2006. The debt extinguishment expense represents a portion of deferred loan costs and the redemption premium incurred in connection with the Company’s early retirement of 35% of the $150 million aggregate principal amount of its 9 1/2% Senior Notes.
Steven Bunger, Chairman, President & CEO of Mobile Mini noted, “Despite the expected moderation of our internal growth rate, we are closing out the best year in our history with our best quarter ever. For three years running, we have restricted short term holiday season rentals to retailers and this year, it appears to have been an even wiser decision as these customers have ordered fewer portable storage units and those orders came in later in the season than before.”

He continued, “In 2006, we added 11 new locations and now operate from 62 branches which includes seven branches in Europe. Our plans call for four to six new domestic branches in 2007. We expect to achieve a healthy sustainable internal growth in our target range of 13% to 15% in the new year, and expect to continue to achieve pre-tax margins of around 54% and EBITDA margins of 70% on incremental container leasing revenue.”
EBITDA and pro forma financial measures, including those that are forward-looking, may be non-GAAP financial measures as defined by the Securities and Exchange Commission’s final rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s historical reports on Form 8-K filed with the SEC in connection with the Company’s quarterly earnings announcements.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 152,000 portable storage units and portable offices with 62 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for the remainder of 2006, 2007 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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[END OF PRESS RELEASE]
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: December 13, 2006	/s/ Lawrence Trachtenberg
	Name:	Lawrence Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

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